                                 Exhibit 10.35

                             EMPLOYMENT AGREEMENT
                             --------------------


     Agreement, made as of the 31st day of August, 1992, between MLP Operating, L.P., a Delaware limited partnership (the "Company"), and John R. Jester, residing at 7939 Lake View Lane, Mercer Island, WA 98040 (the "Executive").

     WHEREAS, the Company desires to acquire the services of the Executive, and the Executive desires to provide such services to the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Employment and Term.  The Company hereby employs the Executive, and
          -------------------
the Executive hereby accepts such employment, in the capacities and upon the terms and conditions hereinafter set forth, for the five-year period commencing on the date hereof and terminating on the fifth anniversary of the date hereof, unless sooner terminated as hereinafter provided (the "Term of Employment").

     2.   Duties.  During the Term of Employment, the Executive will serve as
          ------
the President of the Company. In such capacity, the Executive shall perform such duties and shall have such responsibilities as are normally associated with such position, and as otherwise may be assigned to the Executive from time to time by or upon the authority of MLP Acquisition, L.P., the managing general partner (the "Managing General Partner") of the Company. The Executive hereby agrees to accept such employment and to serve the Company faithfully, diligently, industriously and to the best of his ability in such capacities, with undivided loyalty, devoting all of his business time, attention, knowledge, energy and skills to such employment; provided, however, that nothing in this Section 2 shall preclude the Executive from devoting reasonable amounts of time, attention, knowledge, energy, loyalty and skills to (i) personal, civic, and charitable activities and to personal investments which do not violate any of the other provisions of this Agreement, if such activities and such investments do not interfere with the performance by the Executive of his duties and obligations as President of the Company, and (ii) the Executive's involvement with either of Flying Shuttle, Inc. or Arrow Metals, Inc., if such involvement does not interfere with the performance by the Executive of his duties and obligations as President of the Company.

     3.   Compensation.
          ------------

     As compensation to the Executive for performance of the services required hereunder and as consideration for his execution and delivery of this Agreement, the Company shall pay him, and the Executive agrees to accept, the following salary, bonus and other compensation and benefits:

          (a) a base salary, payable in equal installments not less frequently than monthly, at the initial rate of $194,250 per annum, and to be increased annually by the percent change, if any, during the preceding year in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers (Seattle) ("Base Rate");

          (b) a bonus, payable as soon as practicable after the end of each successive twelve-month period commencing on the date hereof (each a "12 Month Period") during the term hereof equal to (i) fifty (50%) percent of the Executive's Base Rate for such 12 Month Period, as applicable, if the Company's cumulative "EBITDA" (as defined in the Company's Management Option Plan) for such 12 Month Period is equal to or exceeds the aggregate amounts set forth in column I of Exhibit A annexed to the Company's Management Option Plan for such 12 Month Period ("On Plan"). If the Company's cumulative EBITDA for any such 12 Month Period, as applicable, is less than the aggregate amounts set forth in column I of Exhibit A annexed to the Company's Management Option Plan for such 12 Month Period, the Managing General Partner nevertheless shall have the discretion to award a bonus to the Executive in an amount, if any, and on the terms determined by the Managing General Partner; and

          (c) such other and additional benefits as may from time to time be determined by the Managing General Partner to be applicable to the Executive, which shall be relatively commensurate to benefits accorded other executives of the Company by virtue of their executive positions or salary level but which in any event shall reflect the Executive's position as President of the Company, including, without limitation, four weeks vacation per year and a reasonable car allowance during the Term of Employment. For purposes of determining the Executive's entitlement to such other and additional benefits, the Company shall consider the length of time the Executive was employed by the Company's predecessor. Nothing in this Agreement shall limit the Executive's entitlement during the term of this Agreement or thereafter to participate in any retirement, disability, life insurance, savings or other plans of the Company as and to the same extent as he would participate thereunder but for this Agreement.

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

     4.   Permanent Disability.  In the event of the permanent disability (as
          --------------------
hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice.
Upon such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to continue to receive, and shall be paid, (x) the salary to which the Executive would be entitled pursuant to
Section 3 during the twelve-month period following the date of such termination and (y) a pro rata portion of his bonus for the 12 Month Period during which the Executive was so terminated, which portion shall be determined by multiplying the bonus to which the Executive would have been entitled under Section 3(b) had such termination not occurred by a fraction the numerator of which shall be the number of months elapsed in such 12 Month Period prior to such termination and the denominator of which shall be twelve (12); provided, that such pro rata
                                               --------
bonus shall only be payable if the Company's cumulative EBITDA for the twelve-month period preceding such termination is equal to or exceeds the aggregate amounts set forth in column I of Exhibit A annexed to the Company's Management Option Plan for such twelve-month period. The Executive shall accept such payments in full discharge and release of the Company of and from any further obligations under this Agreement (other than to pay compensation or benefits which accrued prior to the date of such termination), but the Executive shall continue to have the obligations provided for in Section 6 hereof. For purposes of this paragraph, "permanent disability" shall be defined as (i) "permanent disability" within the meaning of the disability insurance policy then maintained by the Company for the benefit of employees of the Company, or (ii) if no such policy shall then be in effect, any physical or mental disability or incapacity which renders the Executive incapable of fully performing the services required of him in accordance with his obligations under Section 2 hereof for a period of 180 consecutive days or for shorter periods aggregating 180 days during any 52-week period.

     5.   Death.  In the event of the death of the Executive during the Term of
          -----
Employment, this Agreement shall automatically terminate, and the Company shall have no further obligations hereunder, except that the salary to which the Executive is entitled pursuant to Section 3 shall continue to be paid during the twelve-month period following such termination to the last beneficiary designated by the Executive by written notice to the Company or, failing such designation, to his estate and, in addition, such payee shall be paid a pro rata portion of the Executive's bonus for the 12 Month Period during which the Executive was so terminated, which portion shall be determined by multiplying the bonus to which the Executive would have been entitled under Section 3(b) had such termination not occurred by a fraction the numerator of which shall be the number of months elapsed in such 12 Month Period prior to such termination and the denominator of which shall be twelve (12); provided, that such pro rata bonus shall only be payable if the
             --------
Company's cumulative EBITDA for the twelve-month period preceding such termination is equal to or exceeds the aggregate amounts set forth in column I of Exhibit A annexed to the Company's Management Option Plan for such twelve-month period. The Executive shall have the right to name, from time to time, any one person as beneficiary hereunder or, with the consent of the Managing General Partner, he may make other forms of designation of beneficiary or beneficiaries. The Executive's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 5 in full discharge and release of the Company of and from any further obligations under this Agreement (other than to pay compensation or benefits which accrued prior to the date of such termination).

     6.   Restrictive Covenants and Confidentiality.
          -----------------------------------------

          (a) For the purposes hereof, (i) "Affiliated Companies" shall mean, with respect to the Company, any corporation, subsidiary, limited partnership, general partnership, association, joint-stock company, joint venture, trust, bank, trust company, land trust, business trust, fund or any organized group of persons, whether or not a legal entity, that is directly or indirectly controlling, controlled by or under common control with, the Company and which is engaged, in whole or in part, in the "Business of the Company", and (ii) "Business of the Company" shall mean the business of providing on-location and broadcast business services, which include producing, marketing and distributing programmed music, music video services, data communications services, electronic publication and information distribution services, video communications services, in-store advertising and promotion services, related equipment and ancillary communications and related services provided, that, for purposes of this
                                         --------  ----
     Section 6, the Business shall be deemed to include data communication services, electronic publication and information distribution services, video communication services and in-store advertising and promotion services, solely to the extent that such services, directly or indirectly, compete with the delivery of services by the Company to the Company's customers as conducted by the Company as of the date of the termination of the Executive's employment and/or as contemplated by the Company as of such date of termination to be delivered thereafter.

          (b) The Executive agrees that during the Term of Employment and for a period of two years thereafter he will not:

               (i) solicit, raid, entice or induce any person, firm or corporation that presently is or at any time shall be a customer of the Company, or any Affiliated Companies, to become a customer of any other person, firm or corporation for products or services the same as, or similar in function and purpose to, those products and services which, during the Term of Employment, were being and continue to be provided by the Company or any Affiliated Companies, and the Executive shall not approach any such person, firm or corporation for such purpose or assist any other person, firm or corporation in taking any such other action;

               (ii) solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of the Term of Employment shall be an employee of the Company, or any of its Affiliated Companies (other than a person whose employment with the Company or any Affiliated Companies is terminated subsequent to the Term of Employment), to become employed by any person, firm or corporation, and the Executive shall not approach any such employee for such purpose or assist any other person, firm or corporation in taking any such other action.

          (c) During the Term of Employment and for a period of five years thereafter, the Executive will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Protected Information in any Unauthorized manner or for any Unauthorized purpose (as such terms are hereinafter defined):

               (i) as used in this Agreement, the term "Protected Information" shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned, developed or possessed by Company, whether in tangible or intangible form, pertaining to the Business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company's research and development operations, customers (including identities of customers and prospective customers, identities of individual contacts at business entities which are customers or prospective customers, prices and costs of services, proprietary processes, proprietary techniques, contract terms, financial information, proprietary business methods, future business plans, data bases, computer programs, proprietary designs, proprietary models, proprietary operating procedures, confidential knowledge of the organization, and other information similarly of a confidential nature and owned, developed or possessed by the Company; provided, however,
                                                            --------  -------
          that Protected Information shall not include information that shall become generally known to the public or the trade without violation of this Section 6 or which can be shown to have been known to the person or entity to whom such information was disclosed by the Executive prior to the Executive's disclosure to such person or entity, which person or entity acquired such knowledge otherwise than by a violation of any other confidentiality and/or disclosure agreement applicable to such person or entity and/or to any person or entity who initially imparted such knowledge to such person or entity and/or not otherwise in violation of law.

               (ii) as used in this Agreement, the term "Unauthorized" shall mean: (A) in contravention of the Company's policies or procedures as in effect during the Term of Employment or otherwise made known to the Executive thereafter; (B) otherwise inconsistent with the Company's measures (as in effect during the Term of Employment or otherwise made known to the Executive thereafter) to protect its interests in its Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company empowered to issue such instruction or directive during the Term of Employment or otherwise made known to the Executive thereafter; (D) in contravention of any fiduciary duty existing under law or contract; or
          (E) a disclosure which the Executive knows at the time of making such disclosure would have a material adverse effect on the Company, unless such disclosure is made with the prior approval of the Managing General Partner. Notwithstanding anything to the contrary contained in this Section 6, in the event that the Executive is required to disclose any Protected Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, prior to such disclosure the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive's compliance with the provisions of this Section 6. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel, at the Company's expense, that such disclosure is necessary to comply with such court order, decree, rule, regulation or law, the Executive may disclose such information without liability hereunder.

          (d) The Executive agrees that all new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others in connection with the Executive's employment hereunder, during the Term of Employment, shall become and be the sole property of the Company unless released in writing by the Company.

          (e) The Executive agrees that during the Term of Employment, and, in consideration of the payment of $75,000 to Executive upon the Executive's termination of employment by the Company with respect to the first such year, and the payment of $75,000 to Executive upon the first anniversary of such termination with respect to the second such year, for a period of two years thereafter, the Executive will not, directly or indirectly, engage or participate or make any financial investments in or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any person, firm or corporation in connection with any business activity directly or indirectly in competition with the Business of the Company within any state of the United States where the Company or any of its Affiliated Companies is then transacting the Business of the Company. Nothing herein contained, however, shall restrict the Executive from making any investments in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, so long as such investment does not give the Executive the right to control or influence the policy decisions of any such business or enterprise in connection with any business activity which is directly or indirectly in competition with the Business of the Company.

          (f) The provisions of this Section 6 shall survive the termination of the Executive's employment hereunder.

          (g) The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's and any Affiliated Company's business. By reason of this, the Executive consents and agrees that in such case if the Executive violates any of the provisions of this Agreement, the Company and its Affiliated Companies would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to seek specific enforcement and/or an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement, provided, that if any such injunction of
                                       --------
     a temporary nature shall be issued, the Company shall use its best efforts to schedule a hearing on the merits with respect to such injunction within ten (10) business days of the issuance of such injunction and otherwise as soon thereafter as possible. The Executive acknowledges that damages at law may not be an adequate remedy for violation of this Section 6. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

          (h)  If any of the restrictions on activities contained in this
     Section 6 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity of subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

     7.   Deductions and Withholding.  The Executive agrees that the Company
          --------------------------
shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which are required to be so withheld in accordance with applicable statutes and/or regulations from time to time in effect.

     8.   Termination For Cause.  The Company shall have the right to terminate
          ---------------------
the Executive's employment under this Agreement prior to the expiration of the fifth anniversary of the date hereof if the Managing General Partner elects to remove the Executive from his duties for cause, in which case this Agreement shall terminate and the Executive shall be removed from office effective on the date specified by the Managing General Partner, provided that the Executive's obligations provided in Section 6 hereof shall continue. Upon a termination of Executive's employment pursuant to this Section 8, the Company shall have no further obligations hereunder other than to pay the Executive an amount equal to any accrued but unpaid salary at the Base Rate through the date of such termination. For purposes of this Agreement, removal of the Executive from office shall be deemed to be for cause if:

          (a) such removal shall have been as a result of fraud, knowing misrepresentation to the Managing General Partner or embezzlement on the part of the Executive (such determination to be made by the Managing General Partner in its reasonable judgment);

          (b) the Executive has been indicted for or convicted of any felony or misdemeanor and a reasonable determination is made by the Managing General Partner that such indictment or conviction has had or will have a material adverse effect upon the business, operations or financial condition of the Company; or

          (c) the Executive has materially failed to discharge his duties, responsibilities or obligations under this Employment Agreement in the reasonable determination of the Managing General Partner and such failure continues for 30 days after the Executive receives written notice from the Managing General Partner advising the Executive of the specific nature of such failure and that such failure must be corrected within 30 days to avoid a termination of the Executive's employment, or the Executive has acted, whether or not in connection with his employment hereunder, in a manner that in the reasonable determination of the Managing General Partner brings the Company into disrepute and will have a material adverse effect upon the business, operations or financial condition of the Company.

     9.   Other Permitted Termination.
          ---------------------------

          (a) the Company shall have the right to terminate the Executive's employment under this Agreement prior to the fifth anniversary of the date hereof if the Managing General Partner elects to remove the Executive from his duties in connection with the occurrence of the following events:

               (i) a material default under any of the Company's credit agreements, which default has not been waived by the relevant lender, has occurred and is continuing, and such default has either continued for a period of 60 days or is reasonably likely to result in an acceleration of the indebtedness due thereunder; or

               (ii) as of the last day of any calendar month, the Company's cumulative EBITDA is not equal to or greater than 80% of the aggregate amounts set forth in column I of Exhibit A annexed to the Company's Management Option Plan for the period beginning on the date hereof and ending on the last day of such calendar month.

               (b) notwithstanding anything to the contrary contained herein, the Company shall have the right to terminate the Executive's employment under this Agreement without cause prior to the fifth anniversary of the date hereof.

Upon a termination of Executive's employment pursuant to Section 9(a), the Company shall pay to the Executive (i) the salary to which the Executive otherwise would have been entitled pursuant to Section 3 during the twelve-month period following the date of such termination and (ii) a pro rata portion of his bonus for the 12 Month Period during which the Executive was so terminated, which portion shall be determined by multiplying the bonus to which the Executive would have been entitled under Section 3(b) had such termination not occurred by a fraction the numerator of which shall be the number of months elapsed in such 12 Month Period prior to such termination and the denominator of which shall be twelve (12); provided, that such pro rata bonus shall only be
                            --------
payable if the Company's cumulative EBITDA for the twelve-month period preceding such termination is equal to or exceeds the aggregate amounts set forth in column I of Exhibit A annexed to the Company's Management Option Plan for such twelve-month period. Upon a termination of Executive's employment pursuant to
Section 9(a), the Executive's obligations provided in Section 6 hereof shall continue.

Upon a termination of the Executive's employment pursuant to Section 9(b), the Company shall only be obligated to pay to the Executive (A) a pro rata portion of his bonus for the 12 Month Period during which the Executive was so terminated, which portion shall be determined by multiplying the bonus to which the Executive would have been entitled under Section 3(b) had such termination not occurred by a fraction the numerator of which shall be the number of months elapsed in such 12 Month Period prior to such termination and the denominator of which shall be twelve (12) ; provided, that such pro rata bonus shall only be
                             --------
payable if the Company's cumulative EBITDA for the twelve-month period preceding such termination is equal to or exceeds the aggregate amounts set forth in column I of Exhibit A annexed to the Company's Management Option Plan for such twelve-month period, and (B) an amount equal to the lesser of (i) an amount equal to two times the Executive's Base Rate in effect at the time the Executive's employment was so terminated and (ii) an amount equal to the salary which the Executive would otherwise have been entitled to receive (based upon the Base Rate in effect at the time of such termination) pursuant to Section 3(a) from the date of such termination through the fifth anniversary of the date hereof; provided, however, that in no event shall the Executive receive an
        --------  -------
amount of salary which is less than one years' salary which the Executive would have otherwise been entitled to receive pursuant to Section 3(a) at the Base Rate in effect at the time of such termination. Upon a termination of Executive's employment pursuant to Section 9(b), the Executive's obligations provided in
Section 6 hereof shall continue.

For purposes of the Company's Management Option Plan, any termination of the Executive's employment under this Section 9 shall not be treated as a termination for Cause (as such term is used in such Option Plan), and for purposes of the Amended and Restated Agreement of Limited Partnership of MLP Operating, L.P., dated as of August 31, 1992, any termination of the Executive's employment other than for cause pursuant to Section 8 or voluntary resignation (not to include death or disability) shall be treated as a Retirement (as such term is used in such Agreement of Limited Partnership).

     10.  Entire Agreement.  This Agreement embodies the entire agreement of the
          ----------------
parties with respect to the Executive's employment, and supersedes any and all other agreements or arrangements, whether written or oral, which the Executive may have had with the Company, the Company's predecessor or any affiliate of the predecessor, with respect to the Executive's employment, including that certain Employment Letter from The Field Corporation to the Executive, dated December 15, 1987. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

     11.  Waiver.  The waiver by the Company of a breach of any provision of
          ------
this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

     12.  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Washington, without giving effect to the conflict of laws principles thereof.

     13.  Assignability.  The obligations of the parties may not be delegated
          -------------
and, except as expressly provided in Section 5 relating to the designation of beneficiaries, neither party may, without the other party's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect.

     14.  Severability.  If any provision of this Agreement as applied to either
          ------------
party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this

Agreement or the validity or enforceability of this Agreement.

     15.  Notices.  All notices and other communications to be given or to
          -------
otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered or certified mail or by a recognized national courier service, postage or charges prepaid, (a) to the Company at 400 North 34th Street, Suite 200, Seattle, Washington, 98103, Attention: MLP Acquisition, L.P. (Managing General Partner) and (b) to the Executive, at the address set forth on the first page of this Agreement, or to such other address as may be designated in writing by the addressee to the addressor.

     16.  Section Headings.  The section headings contained in this Agreement
          ----------------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, which shall, collectively and separately, constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple originals.

                              MLP OPERATING, L.P.
                              By: MLP ACQUISITION, L.P.
                                  Managing General Partner
                              By: MUSIC HOLDINGS CORP.
                                  General Partner



                              By: /s/ Mark E. Jennings
                                  -----------------------------------
                                  Name:
                                  Title: V.P


                              /s/ John R. Jester
                              ---------------------------------------
                              John R. Jester